EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-199007) and Forms S-8 (Nos. 333-173583, 333-173582, 333-160381, 333-157850, 333-134675, 333-112319, 333-22803, 333-00729 and 33-59797) of our report dated September 29, 2015 except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for pension and postretirement benefits discussed in Note 1 and the change in composition of reportable segments discussed in Note 7, as to which the date is December 10, 2015 relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in Campbell Soup Company’s Current Report on Form 8-K dated December 10, 2015.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania

December 10, 2015